SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of ________________, 20__ between Exelon Corporation (“Exelon”), _______________________ (“Subsidiary”, and, collectively with Exelon, the “Company”) and __________________ (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is separating from all positions with the Company and its respective affiliates.
NOW, THEREFORE, in consideration of the mutual promise s and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1. Resignation & Termination of Employment. The Executive’s employment will be terminated and Executive hereby resigns, each effective as of the close of business on ____________________, 20__ (the “Termination Date”), from his or her position as ________________________ and from all other positions as an officer or director of Exelon and its subsidiaries and affiliates. [During the period commencing on the date hereof and ending on the Termination Date, Executive shall cooperate with and assist in the orderly transition of his or her duties, and shall diligently perform such other services reasonably consistent with his or her position as may be requested from time to time. Executive’s current base salary and annual incentive target shall remain in effect, and Executive (and his or her eligible dependents) shall also remain eligible to participate in the Company’s applicable employee benefit plans, and shall remain subject to and comply with the Company’s code of business conduct and other employment policies.]

2. Payment of Accrued Amounts. The Company shall pay to the Executive the portion of his or her annual salary that has accrued but is unpaid as of the Termination Date and an additional amount representing the Executive’s accrued but unused vacation days as of the Termination Date, in each case not later than the second payroll date after the Termination Date.

3. Severance Payments. The Company shall pay to the Executive:

(a) cash severance payments in an aggregate amount equal to $_____________ which is equal to the product of [2.0 for named executive officers; 1.25 - 2.0 for other officers] times the sum of (i) $________ (representing the Executive’s annual base salary) and (ii) $_______ (representing the Executive’s target annual incentive). For named executive officers and other “specified employees” within the meaning of section 409A of the Code, payment shall commence in the form of a lump sum payment of $______________ to be made as of the first payroll date occurring on or after the date that is six months after the Termination Date, followed by substantially equal regular payroll installments of the remainder over a period of [eighteen for named executive officers; twelve to fifteen for other officers] months; for other officers, payment shall commence not later than 45 days after the Termination Date in substantially equal payroll installments over a period of [15 - 24 months]; and

(b) a pro-rated annual incentive award for [the year in which the Termination Date occurs], the amount of which (if any) shall be determined based on business performance measures in a manner consistent with that applied to active peer executives of Subsidiary (assuming a meaningful impact performance rating) and payable at the time such awards are paid to such executives (but not later than [March 15 of the following year]), and each such payment shall be considered a separate short-term deferral for purposes of section 409A of the Internal Revenue Code (“Code”).

4. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes.

5. Outplacement Assistance and Financial Counseling Services. During the twelve-month period following the Termination Date, the Company shall reimburse the Executive for reasonable fees incurred for services rendered to the Executive by a professional outplacement organization selected by the Executive and reasonably acceptable to the Company to provide individual outplacement services, and Executive shall be eligible to receive financial counseling services consistent with the terms and conditions applicable to active peer executives under Exelon’s executive perquisite policy. Executive may apply for external positions via search firms which also recruit executives for the Company.

6. Long Term Incentive Awards. Subject to Executive’s timely execution of (and not revoking) the Waiver and Release (as defined in Section 9 below),

(a) Executive shall remain eligible to receive full long-term [performance share awards for generation/business services company executives /or/ performance cash awards for utility executives] under Exelon’s long-term incentive program for the performance cycles commencing in the two years preceding the year in which the Termination Date occurs, and a pro-rated award for the performance cycle commencing in the year in which the Termination Date occurs, the respective amounts (if any) of which shall be determined in a manner consistent with that used to determine the amounts of such awards payable to active executives for such respective periods, and all such awards shall be payable at the time or times such respective awards are paid to active executives and each such award shall be considered a separate, short-term deferral for purposes of section 409A of the Code; and

(b) Executive’s options to purchase common stock of Exelon granted by the Company shall, to the extent not exercised as of the Termination Date, remain exercisable until the (i) the earlier of the respective expiration dates of such options and the date that is ninety days after the Termination Date with respect to merger options other than those granted in 2012 if the Executive has not attained at least age 50 and completed at least 10 years of service, and (ii) until the respective expiration dates of such options with respect to merger options granted in 2012 and other options if the Executive is at least age 50 and has completed 10 or more years of service; and

(c) the non-vested portions of Executive’s [restricted stock unit for generation and business services company executives /or/ restricted cash for utility executives] awards under Exelon’s long term incentive program shall become fully vested as of the Termination Date [and, with respect to named executive officers and other “specified employees”, payable six months after the Termination Date].

All such awards payable in shares shall be subject to the Company’s applicable resale restrictions, if any.
7. Supplemental Executive Retirement Benefits. The Executive shall be eligible for a retirement benefit under the Company’s applicable supplemental non-qualified pension plan (the “SERP”) in accordance with the terms and conditions thereof, except that in determining such benefit, the Executive shall be subject to the Executive’s timely execution of the Waiver and Release, be credited with [24 months for named executive officers; 15 -24 months for other officers] additional service calculated as though he or she received the severance benefits specified in Section 3(a) as regular salary and incentive pay over such period (and limited in its application to the amounts of such payments that exceed the compensation limitations applicable to qualified pension plans under the Code) and any other service previously granted to such Executive. Such benefit shall be paid as provided in Section 8(c).

8. Employee and Other Benefits.

(a) During the period commencing on the Termination Date and ending [24 months for named executive officers; 15 - 24 months for other officers] after the Termination Date (the “Severance Period”) and in satisfaction of COBRA continuation coverage during such period with respect to healthcare benefits, (i) the Executive (and his or her participating dependents) shall be eligible to participate in, and shall receive benefits under Exelon’s welfare benefit plans (including medical, dental and vision) in which the Executive (and his or her eligible dependents) were participating immediately prior to the Termination Date, and (ii) the Executive shall be eligible to participate in the life insurance programs in which he or she was a participant immediately prior to the Termination Date, in each case on the same basis as if the Executive had remained actively employed during the Severance Period.

(b) Following the Severance Period, if the Executive has attained at least age 50 and has completed at least 10 years of service as of the end of the Severance Period, the Executive (and his or her eligible dependents) shall be eligible for retiree benefits in accordance with and subject to the terms and conditions of the Company’s applicable health care plans, as in effect for employees of his or her legacy business unit from time to time (including the Company’s right to amend or terminate such plans at any time). Such benefits shall not duplicate any benefits that may then be available to the Executive from any other employer and shall be secondary to Medicare.

(c) The Company shall pay to the Executive, in the time and manner specified in the terms and conditions of such plans and any distribution elections by the Executive in effect thereunder, his or her account balances (if any) under Exelon’s applicable deferred compensation plans, as adjusted by any applicable earnings and losses on such account balances, and the Executive’s benefit under the supplemental executive retirement plan.

(d) The Executive shall be entitled to purchase the laptop computer furnished by the Company for his or her use, subject to removal of data and programs as determined by the Company. The Executive shall be responsible for payment of expenses incurred after the

Termination Date with respect to the Company-owned cellular phone furnished for his or her use.
(e) If the Executive is entitled to any benefit under any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms of such employee benefit plan.

(f) Notwithstanding Section 8(e) or anything else contained in this Agreement to the contrary, the Executive acknowledges and agrees that he or she is not and shall not be entitled to benefits under any other severance or change in control plan, program, agreement or arrangement, and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which the Executive may become entitled upon his or her termination of employment. In the event the Executive dies prior to executing the Waiver and Release, neither he or she, his or her estate, nor any other person shall be entitled to any further compensation or benefits under this Agreement, unless and until the executor of the Executive’s estate (and/or such other heirs or representatives as may be requested by the Company) executes upon Company request and does not revoke such a Waiver and Release.

9. Waiver and Release. Notwithstanding anything herein to the contrary, Executive’s right to the payments and benefits under this Agreement shall be contingent upon (a) Executive having executed and delivered to the Company a waiver and general release agreement in the form attached hereto (the “Waiver and Release”) not earlier than the Termination Date but in no event more than 21 days [45 days if a group termination] after the Termination Date (the “Consideration Period”), (b) Executive not revoking such release in accordance with the terms of the release and (c) Executive not violating any of Executive’s on-going obligations under this Agreement; provided, however, that the Company has the discretion to pay such benefits prior to receipt of the Waiver and Release and/or the expiration of the revocation period; provided further that if Executive does not execute and deliver the Waiver and Release to the Company prior to the expiration of the Consideration Period or if the Executive revokes the Waiver and Release in accordance with its terms, Executive shall pay to the Company within 10 days following the expiration of the Consideration Period or the date such release was revoked, a lump sum payment of all payments received by Executive to date hereunder.

10. Restrictive Covenants. The Executive acknowledges and agrees that he or she is bound by, and subject to, the Non-Solicitation and Confidentiality Agreement dated as of ________________ (the “Restrictive Covenants”) and the Waiver and Release. The Executive shall comply with, and observe, the Restrictive Covenants including, without limitation, the confidential information, non-solicitation and intellectual property provisions and related covenants contained therein, all of which are hereby incorporated by reference. In the event that Executive has breached any of the Restrictive Covenants or the Waiver and Release or has engaged in conduct during his or her employment with the Company that would constitute grounds for termination for Cause (as defined in the Exelon Corporation Senior Management Severance Plan), benefits under this Agreement shall terminate immediately, and Executive shall reimburse Exelon for any benefits received.

11. Certain Tax Matters.

(a) If it is determined by Exelon’s independent auditors that any severance payment, benefit or enhancement provided to the Executive pursuant to the terms of the this Agreement is or will become subject to any excise tax under section 4999 of the Code, or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise

Taxes”), then such payment, benefit or enhancement shall be reduced to the largest amount which would not cause any such Excise Tax to by payable be the Executive and not cause a loss of the related income tax deduction by the Company.

(b) The parties intend for this Agreement to comply with section 409A of the Code. In the event the timing of any payment or benefit under this Agreement would result in any tax or penalty under section 409A of the Code, the Company may reasonably adjust the timing of such payment or benefit if doing so will eliminate or materially reduce such tax or penalty and amend this Agreement accordingly. Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement, and has not relied on the Company for tax advice.

12. Non-disparagement. The Executive shall not publish, comment upon or disseminate any public statements suggesting or accusing the Company or any of its affiliates, employees, officers, directors or agents of any misconduct or unlawful behavior, or that brings the Company or any of its affiliates or the employees, officers, directors or agents of the Company or any of its affiliates into disrepute, or tarnish any of their images or reputations. The provisions of this Section 12 shall not apply to truthful testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, or any activity that otherwise may be required or permitted by the lawful order of a court or agency of competent jurisdiction, and shall not require the Executive to make false statements or disclosures.

13. Publicity. Executive shall not issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party (other than to members of his or her immediate family or to tax, financial and legal advisors), without obtaining the consent of Exelon, except where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency or other legal process.

14. Other Employment; Other Plans. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by the Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 8(a) shall not duplicate any benefits that are provided to the Executive and his or her family by such other employer and shall be secondary to any coverage provided by Medicare.

15. Cooperation by the Executive. During the Severance Period, the Executive shall (a) be reasonably available to the Company to respond to requests by them for information pertaining to or relating to matters which may be within the knowledge of the Executive and (b) cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent Exelon reasonably deems the Executive's cooperation necessary, including truthful testimony in any related proceeding.

16. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, and by the Executive, his or her spouse, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.

17. Governing Law; Validity. This Agreement shall be interpreted, construed and enforced in accordance with the terms of the Exelon Corporation Senior Management Severance Plan, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and section 409A of the Code.

18. Entire Agreement. This Agreement and the Waiver and Release constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and has had the opportunity to consult Executive’s tax advisor.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

20. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

21. Beneficiary. If the Executive dies prior to receiving all of the amounts payable hereunder (other than amounts payable under any plan referenced in Section 8, which shall be governed by any beneficiary designation in effect thereunder) but after executing the Waiver and Release, such amounts shall be paid, except as may be otherwise expressly provided herein or in the applicable plans, to the beneficiary (“Beneficiary”) designated with respect to this Agreement by the Executive in writing to the Vice President, Corporate Compensation of the Company during his or her lifetime, which the Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his or her surviving spouse, and if there be none, to his or her estate.

22. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

23. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants as applied to the Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits hereunder. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

24. Communications. Nothing in this Agreement or the Waiver and Release shall be construed to prohibit or limit the Executive from filing a charge with, or reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the National Labor Relations Board, Nuclear Regulatory Commission, U.S. Equal Opportunity Commission, the Department of Labor, the Department of Justice, the Securities Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or taking any other action protected under section 211 of the Energy Reorganization Act. The Executive does not need the prior authorization of the Company to make any such charges, reports or disclosures, and is not required to notify the Company that Executive has made such charges reports or disclosures, and no such report or disclosure shall be considered a violation of Section 12 of this Agreement or the Waiver and Release. In addition, neither this Agreement nor the Waiver and Release limits the Executive’s ability to receive a monetary award from a government-administered whistleblower award program for providing any such reports or disclosures directly to a governmental agency. Executive acknowledges, however, that the Waiver and Release requires Executive to specifically waive all rights to recover any monetary damages from the Company, including but not limited to lost wages and benefits, lost pay, damages for emotional distress, punitive damages, reinstatement, and attorneys’ fees and costs.

25. Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.

IN WITNESS WHEREOF, Exelon and Subsidiary have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.
EXELON CORPORATION

By:_________________________________

Senior Vice President &
Chief Human Resource Officer

SUBSIDIARY

By:_________________________________

Vice President, Human Resources

___________________________________
EXECUTIVE

WAIVER AND RELEASE
UNDER
SEPARATION AGREEMENT

In consideration for the Executive’s receiving severance benefits under the Separation Agreement (as defined below), _____________________ (the “Executive”) hereby agrees as follows:
1.Release. Except with respect to the Company’s obligations under the Separation Agreement by and between Exelon Corporation, [Executive’s employing subsidiary] (collectively, the “Company”) and the Executive dated as of _______, 20__ (the “Separation Agreement”), the Executive, on behalf of Executive and his or her heirs, executors, assigns, agents, legal representatives and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day of execution of this Waiver and Release, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment or other service with the Company, or any of its Subsidiaries or affiliates; the Executive’s termination of employment and other service with the Company or any of its subsidiaries or affiliates; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company or any of its subsidiaries and affiliates, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance, change in control or other separation benefits, or any other form of compensation or equity; and claims pursuant to any federal, state, local law, statute, ordinance, common law or other cause of action including but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974, as amended, tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the covenant of good faith and fair dealing. This Waiver and Release does not apply to (a) the payment of any benefits to which the Executive may be entitled under the terms of a Company-sponsored tax qualified retirement or savings plan or (b) Executive’s entitlement to indemnification, and coverage as an insured, with respect to his service as an officer, director, employee or agent in accordance with the terms and conditions of Article VII of the Exelon Corporation Amended and Restated Bylaws.

2.No Inducement. The Executive agrees that no promise or inducement to enter into this Waiver or Release has been offered or made except as set forth in this Waiver and Release and the Separation Agreement, that the Executive is entering into this Waiver and Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or any of its subsidiaries or affiliates, or by any person employed by or representing the Company or any of its subsidiaries or affiliates, except for the written provisions and promises contained in this Waiver and Release and the Separation Agreement.

3.Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

(a)    The Executive has read this Waiver and Release, and understands its legal and binding effect, including that by signing and not revoking this Waiver and Release the Executive waives and releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended, including but not limited to the Older Workers Benefits Protection Act. The Executive is acting voluntarily and of the Executive’s own free will in executing this Waiver and Release.
(b)    The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Waiver and Release.
(c) The Executive was given at least [twenty-one (21) / forty-five (45)] days to consider the terms of this Waiver and Release before signing it.
(d) At the time Executive was given this Waiver and Release, Executive was informed that his or her termination was not part of a group separation.
The Executive understands that, if the Executive signs the Waiver and Release, the Executive may revoke it within seven (7) days after signing it, provided that Executive will not receive any severance benefits under the Separation Agreement. The Executive understands that this Waiver and Release will not be effective until after the seven-day period has expired and no consideration will be due the Executive.

4.Severability. If all or any part of this Waiver and Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Waiver and Release. Any Section or a part of a Section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the Section to the fullest extent possible while remaining lawful and valid.

5.Amendment. This Waiver and Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Waiver and Release shall not be deemed a waiver of any other portion of this Waiver and Release.

6.Applicable Law. The provisions of this Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release as of the date specified below.
EXECUTIVE
_____________________________________________

DATE: ________________________